Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 4th Quarter 2025 Results
Denver, Colorado, February 2, 2026 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter and year ended December 31, 2025.

“Our strong platform delivered once again in 2025, providing high quality, innovative care to our patients and achieving the financial targets we set out at the beginning of the year despite a challenging environment,” said Javier Rodriguez, CEO of DaVita. “Given our ongoing investments and process improvements, we are confident in our ability to continue to deliver both clinically and financially in 2026 and beyond.”
Financial and operating highlights for the quarter and year ended December 31, 2025:
•Consolidated revenues were $3.620 billion and $13.643 billion for the three months and year ended December 31, 2025, respectively.
•Operating income was $561 million and adjusted operating income was $586 million for the three months ended December 31, 2025. Operating income was $2,044 million and adjusted operating income was $2,094 million for the year ended December 31, 2025.
•Diluted earnings per share from continuing operations was $2.94 and adjusted diluted earnings per share from continuing operations was $3.40 for the three months ended December 31, 2025. Diluted earnings per share from continuing operations was $9.51 and adjusted diluted earnings per share from continuing operations was $10.78 for the year ended December 31, 2025.
•Operating cash flow was $541 million and free cash flow was $309 million for the three months ended December 31, 2025. Operating cash flow was $1,887 million and free cash flow was $1,024 million for the year ended December 31, 2025.
•Refinanced existing Term Loan A-1 and revolving line of credit during the three months ended December 31, 2025, as described below. Additionally, refinanced existing Term Loan B-1 and issued 6.75% senior notes due 2033 during the year ended December 31, 2025.
•Repurchased 2.7 million shares of the Company's common stock at an average price paid of $122.78 per share in the three months ended December 31, 2025. Repurchased 12.7 million shares of the Company's common stock at an average price paid of $140.09 per share in the year ended December 31, 2025.

	Three months ended		Year ended December 31,
	December 31, 2025	September 30, 2025	2025	2024
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income from continuing operations	$209	$150	$722	$936
Diluted per share from continuing operations	$2.94	$2.04	$9.51	$10.73
Adjusted net income from continuing operations(1)	$242	$185	$818	$845
Adjusted diluted per share from continuing operations(1)	$3.40	$2.51	$10.78	$9.68
Net income	$234	$150	$747	$936
Diluted per share	$3.29	$2.04	$9.84	$10.73

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.

	Three months ended				Year ended December 31,
	December 31, 2025		September 30, 2025		2025		2024
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$561	15.5%	$506	14.8%	$2,044	15.0%	$2,090	16.3%
Adjusted operating income(1)	$586	16.2%	$517	15.1%	$2,094	15.3%	$1,981	15.5%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.
U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the fourth quarter of 2025 were 7,264,520, or an average of 91,608 treatments per day, representing a per day decrease of (0.1)% compared to the third quarter of 2025. Normalized non-acquired treatment growth in the fourth quarter of 2025 compared to the fourth quarter of 2024 was (0.6)%.

	Three months ended		Quarter change	Year ended		Year to date change
	December 31, 2025	September 30, 2025		December 31, 2025	December 31, 2024
	(dollars in millions, except per treatment data)
Revenue per treatment	$422.60	$410.59	$12.01	$409.56	$391.32	$18.24
Patient care costs per treatment	$279.60	$273.54	$6.06	$273.34	$258.12	$15.22
General and administrative	$336	$322	$14	$1,253	$1,174	$79
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily driven by increases in average reimbursement rates and other normal fluctuations as well as slight improvement in mix and seasonal impact of flu vaccines. The year to date change was driven by the incorporation of phosphate binders into the ESRD Prospective Payment System bundle and an increase in average reimbursement rates from normal annual increases, including Medicare base rate.
Patient care costs: The quarter change was primarily due to increased health benefit expense as well as increased medical supply costs. The year to date change was primarily driven by increased pharmaceutical costs, primarily driven by the incorporation of phosphate binders, increased compensation expenses, medical supply costs, and health benefit expense.
General and administrative: The quarter change was primarily due to professional fees, IT-related costs, and health benefit costs, partially offset by a decrease in costs related to the previously disclosed cybersecurity incident. The year to date change was primarily driven by increases in IT-related costs and costs related to the cybersecurity incident, as well as increases in compensation expense, partially offset by decreased center closure costs.
Certain items impacting the quarter:
Debt transaction. In November 2025, we entered into the Eighth Amendment to our senior secured credit agreement to refinance our existing Term Loan A-1 and revolving line of credit facilities maturing April 28, 2028 with a new Term Loan A-2 facility in the aggregate principal amount of $2.0 billion and revolving line of credit facility in the aggregate principal amount of up to $1.5 billion. We used a portion of the proceeds from this transaction to pay off the remaining principal balance outstanding on our Term Loan A-1 in the amount of $1.9 billion and related accrued interest and fees. The remaining borrowings added cash to the balance sheet for general corporate purposes.
Mozarc investment. During the fourth quarter of 2025, we incurred impairment and restructuring charges of $20.5 million as part of equity investment losses related to Mozarc Medical Holding LLC (Mozarc), partially offset by a $12.6 million gain on remeasurement of contingent consideration. The impairment and restructuring charges, net of the remeasurement gain, are excluded from our adjusted non-GAAP metrics.
Share repurchases. During the three months ended December 31, 2025, we repurchased 2.7 million shares for $331 million, at an average price paid of $122.78 per share.
Subsequent to December 31, 2025 through February 2, 2026, the Company has repurchased 1.7 million shares of our common stock for $200 million at an average price paid of $120.56 per share.

Financial and operating metrics:

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Cash flow:	(dollars in millions)
Operating cash flow	$541	$548	$1,887	$2,022
Free cash flow(1)	$309	$281	$1,024	$1,162

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.

	Three months ended December 31, 2025	Year ended December 31, 2025
Effective income tax rate on:
Income from continuing operations	20.0%	21.8%
Income from continuing operations attributable to DaVita Inc.(1)	27.7%	29.1%
Adjusted income from continuing operations attributable to DaVita Inc.(1)	24.9%	25.8%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.
Center activity: As of December 31, 2025, we provided dialysis services to a total of approximately 295,000 patients at 3,242 outpatient dialysis centers, of which 2,657 centers were located in the United States and 585 centers were located in 14 countries outside of the United States. During the fourth quarter of 2025, we acquired one and closed six dialysis centers in the United States, and acquired three, opened one, and closed five dialysis centers outside of the United States.
Integrated kidney care (IKC): As of December 31, 2025, we had approximately 66,000 patients in risk-based integrated care arrangements representing approximately $5.6 billion in annualized medical spend. We also had an additional 9,400 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. For an additional description of these metrics, see footnote 6 in the "Supplemental Financial Data" table below.

Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. or operating cash flow on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These current non-GAAP financial measures do not include certain items, including cybersecurity costs and foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	Current 2026 guidance
	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$2,085	$2,235
Adjusted diluted net income from continuing operations per share attributable to DaVita Inc.	$13.60	$15.00
Free cash flow	$1,000	$1,250
The following table outlines normalized treatment days by quarter for 2026 and each quarter in 2025, for comparison. Normalized treatment days are adjusted for the mix of days of the week for each quarter and serve as a means to more readily compare calendar effects on each quarter's treatment volume.

	Normalized Treatment Days
	2025	2026
Q1	76.9	76.5
Q2	78.0	78.0
Q3	78.8	79.2
Q4	79.5	78.8
Total	313.2	312.4
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.
We will be holding a conference call to discuss our results for the fourth quarter ended December 31, 2025, on February 2, 2026, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password "Earnings." This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, statements about our balance sheet and liquidity, our expenses, revenues, billings and collections, patient census, the impact of the cybersecurity incident experienced by the Company in 2025, the potential impact of the One Big Beautiful Bill Act (OBBBA) and federal government policy changes or shutdowns, including with respect to federal funding and reimbursement rates of Medicare, Medicare Advantage, Medicaid and other government programs, availability or cost of supplies, including without limitation the impact of evolving trade policies and tariffs and any reduction in clinical and other supplies due to any disruptions experienced by third party vendors, including with respect to our ability to provide home dialysis services, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, including potential impacts to such mix as a result of U.S. administration policies, current macroeconomic, marketplace and labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our outlook, future operations, financial condition and prospects, capital allocation plans, expenses, cost saving initiatives, other strategic initiatives, use of contract labor, government and commercial payment rates, expectations related to value-based care (VBC), integrated kidney care (IKC), Medicare Advantage (MA) plan enrollment and our international operations, expectations regarding increased competition and marketplace changes, including those related to new or potential entrants in the dialysis and pre-dialysis marketplace and the potential impact of innovative technologies, drugs, or other treatments on the dialysis industry, and expectations regarding our share repurchase program. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•external conditions, including those related to general economic, political and global health conditions, including without limitation, the impact of global events and political or governmental volatility; the impact of the domestic political environment and related developments on the current healthcare marketplace, our patients and on our business, including without limitation, developments related to domestic policy initiatives and guidance or potential government shutdowns; the continuing impact of infectious diseases on the chronic kidney disease population and our patient population; supply chain challenges and disruptions, including without limitation, with respect to certain key services, critical clinical supplies and equipment we obtain from third parties, and including any impacts on our supply chain and cost of supplies as a result of natural disasters or evolving trade policies, including tariffs; the potential impact on our patients and industry of new or potential entrants in the dialysis and pre-dialysis marketplace and innovative technologies, drugs, or other treatments; elevated teammate turnover or labor costs; the impact of continued increased competition from dialysis providers and others; and our ability to respond to challenging U.S. and global economic and marketplace conditions, including, among other things, our ability to successfully identify cost saving opportunities;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; our ability to negotiate and maintain contracts with these payors on competitive terms or at all; a reduction in the number or percentage of our patients under commercial plans, including, without limitation, as a result of healthcare, immigration or other policies implemented by the U.S. administration, continuing legislative efforts to restrict or prohibit the use and/or availability of charitable premium assistance, as a result of payors implementing restrictive plan designs or resulting from negotiations with large commercial payors that we have in the past, and currently are, conducting on a concurrent basis;
•risks arising from laws, regulations or requirements applicable to us or changes thereto, including, without limitation, the OBBBA and those related to trade policy, healthcare, privacy, antitrust matters, and acquisition, merger, joint venture or similar transactions and/or labor matters, and potential impacts of changes in interpretation or enforcement thereof or related litigation impacting, among other things, coverage or reimbursement rates for our services or the number of patients enrolled in or that select higher-paying commercial plans, and the risk that we make incorrect assumptions about how our patients will respond to any such developments;

•our ability to successfully implement strategic and operational initiatives in a complex, evolving and highly regulated environment, including, without limitation, with respect to IKC and VBC initiatives and home based dialysis;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the MA benchmark structure and adjustment methodologies;
•our reliance on significant suppliers, service providers and other third party vendors to provide key support to our business operations and enable our provision of services to patients, including, among others, suppliers of certain pharmaceuticals, administrative or other services or critical clinical products; and risks resulting from a closure, reduction or other disruption in the services or products provided to us by such suppliers, service providers and third party vendors;
•our ability to successfully maintain, operate or upgrade our information systems or those of third-party service providers upon which we rely and our ability to successfully adopt or adapt to new technologies, treatments or therapies;
•legal and compliance risks, such as compliance with complex, and at times, evolving government regulations and requirements, and with additional laws that may apply to our operations as we expand geographically or enter into new lines of business;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party, such as the cybersecurity incident experienced by the Company in 2025, including, among other things, any such non-compliance or breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•our ability to attract, retain and motivate teammates, including key leadership personnel, and our ability to manage potential disruptions to our business and operations, including potential work stoppages, operating cost increases or productivity decreases whether due to union organizing activities, political unrest or legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, including due to the ongoing nationwide shortage of skilled clinical personnel, or other reasons;
•changes in practice patterns related to pharmaceuticals, medical equipment or supplies, reimbursement and payment policies and processes, or pricing, including with respect to oral phosphate binders, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete and successfully integrate and operate acquisitions, mergers, dispositions, joint ventures or other strategic transactions on terms favorable to us or at all; and our ability to continue to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•the variability of our cash flows, including, without limitation, any extended billing or collections cycles including, without limitation, due to defects or operational issues in our billing systems, the impact of the cybersecurity incident experienced by the Company in 2025 or defects or operational issues in the billing systems or services of third parties on which we rely; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs;
•the effects on us or others of natural or other disasters, public health crises or severe adverse weather events such as hurricanes, earthquakes, fires or flooding;
•factors that may impact our ability to repurchase stock under our share repurchase program and the timing of any such stock repurchases, as well as any use by us of a considerable amount of available funds to repurchase stock;
•our goals and disclosures related to sustainability matters, including, among other things, evolving regulatory requirements affecting environmental, social and governance standards, measurements and reporting requirements; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2025, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Yearly Report on Form 10-K for the year ended December 31, 2025.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Dialysis patient service revenues	$3,399,232	$3,119,180	$13,007,186	$12,260,375
Other revenues	220,555	175,503	635,883	555,175
Total revenues	3,619,787	3,294,683	13,643,069	12,815,550
Operating expenses:
Patient care costs	2,409,517	2,225,371	9,243,476	8,598,521
General and administrative	472,362	414,482	1,673,630	1,538,341
Depreciation and amortization	186,703	174,102	715,348	723,860
Equity investment income, net	(9,865)	(10,315)	(33,000)	(26,189)
Gain on changes in ownership interests	—	(74,319)	—	(109,466)
Total operating expenses	3,058,717	2,729,321	11,599,454	10,725,067
Operating income	561,070	565,362	2,043,615	2,090,483
Debt expense	(148,252)	(138,721)	(579,926)	(470,469)
Debt extinguishment and modification costs	(9,028)	—	(14,178)	(19,813)
Other loss, net	(21,031)	(12,908)	(102,688)	(69,808)
Income from continuing operations before income taxes	382,759	413,733	1,346,823	1,530,393
Income tax expense	76,728	64,488	293,107	279,656
Net income from continuing operations	306,031	349,245	1,053,716	1,250,737
Net income from discontinued operations, net of tax	25,000	—	25,000	—
Net income	331,031	349,245	1,078,716	1,250,737
Less: Net income attributable to noncontrolling interests	(96,814)	(89,916)	(331,913)	(314,395)
Net income attributable to DaVita Inc.	$234,217	$259,329	$746,803	$936,342

Earnings per share attributable to DaVita Inc.:
Basic net income from continuing operations	$3.00	$3.18	$9.72	$11.02
Basic net income	$3.36	$3.18	$10.06	$11.02
Diluted net income from continuing operations	$2.94	$3.09	$9.51	$10.73
Diluted net income	$3.29	$3.09	$9.84	$10.73

Weighted average shares for earnings per share:
Basic shares	69,652	81,620	74,227	84,991
Diluted shares	71,261	83,854	75,885	87,274

Amounts attributable to DaVita Inc.:
Net income from continuing operations	$209,217	$259,329	$721,803	$936,342
Net income from discontinued operations	25,000	—	25,000	—
Net income attributable to DaVita Inc.	$234,217	$259,329	$746,803	$936,342

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Net income	$331,031	$349,245	$1,078,716	$1,250,737
Other comprehensive income (loss), net of tax:
Unrealized (losses) gains on interest rate cap agreements:
Unrealized (losses) gains	(1,963)	9,590	(21,321)	7,250
Reclassifications of net realized losses (gains) into net income	3,012	1,878	7,480	(43,660)
Unrealized (losses) gains on defined benefit plans	(46)	46	(46)	46
Unrealized (losses) gains on foreign currency translation:
Unrealized (losses) gains	(7,625)	(145,490)	201,900	(207,861)
Reclassification of net realized gains into net income	—	(14,487)	—	(14,487)
Other comprehensive (loss) income	(6,622)	(148,463)	188,013	(258,712)
Total comprehensive income	324,409	200,782	1,266,729	992,025
Less: Comprehensive income attributable to noncontrolling interests	(96,814)	(89,916)	(331,913)	(314,395)
Comprehensive income attributable to DaVita Inc.	$227,595	$110,866	$934,816	$677,630

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(dollars in thousands)

	Year ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$1,078,716	$1,250,737
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	715,348	723,860
Loss on extinguishment of debt	12,386	12,527
Stock-based compensation expense	139,953	102,788
Deferred income taxes	86,574	(57,840)
Equity investment loss, net	134,313	115,839
Gain on changes in ownership interests	—	(109,466)
Other non-cash (gains) and losses, net	(17,549)	13,414
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(210,632)	(29,766)
Inventories	(19,950)	17,942
Other current assets	(124,297)	36,801
Other long-term assets	(40,253)	(67,031)
Accounts payable	128,303	1,699
Accrued compensation and benefits	(24,042)	14,687
Other current liabilities	(29,963)	46,733
Income taxes	50,245	(44,214)
Other long-term liabilities	7,348	(6,672)
Net cash provided by operating activities	1,886,500	2,022,038
Cash flows from investing activities:
Additions of property and equipment	(575,864)	(555,443)
Acquisitions	(117,468)	(246,068)
Proceeds from asset and business sales	34,173	25,862
Purchase of debt investments held-to-maturity	(16,405)	(15,319)
Purchase of other debt and equity investments	(6,031)	(9,140)
Proceeds from debt investments held-to-maturity	45,413	22,638
Proceeds from sale of other debt and equity investments	6,723	4,566
Purchase of equity method investments	(27,030)	(5,205)
Distributions from equity method investments	1,540	6,680
Net cash used in investing activities	(654,949)	(771,429)
Cash flows from financing activities:
Borrowings	5,612,280	6,624,310
Payments on long-term debt	(4,788,845)	(5,515,213)
Deferred and debt related financing costs	(53,819)	(50,874)
Purchase of treasury stock from related party	(484,633)	—
Other purchases of treasury stock	(1,308,366)	(1,385,932)
Distributions to noncontrolling interests	(324,270)	(337,042)
Net proceeds from issuance of common stock under employee stock plans	23,290	20,453
Payment of tax withholdings on net share settlements of equity awards	(35,291)	(134,040)
Contributions from noncontrolling interests	7,078	14,499
Proceeds from sales of additional noncontrolling interests	3,794	860
Purchases of noncontrolling interests	(25,998)	(53,958)
Net cash used in financing activities	(1,374,780)	(816,937)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	21,151	(18,481)
Net (decrease) increase in cash, cash equivalents and restricted cash	(122,078)	415,191
Cash, cash equivalents and restricted cash at beginning of the year	879,825	464,634
Cash, cash equivalents and restricted cash at end of the period	$757,747	$879,825

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$676,438	$794,933
Restricted cash and equivalents	81,309	84,892
Short-term investments	24,303	51,064
Accounts receivable	2,414,690	2,146,975
Inventories	160,627	134,559
Contract assets and other receivables	494,414	383,166
Prepaid and other current assets	156,285	122,948
Income tax receivable	49,937	27,535
Total current assets	4,058,003	3,746,072
Property and equipment, net of accumulated depreciation of $6,602,134 and $6,262,703, respectively	2,812,966	2,940,916
Operating lease right-of-use assets	2,397,179	2,393,558
Intangible assets, net of accumulated amortization of $37,751 and $32,408, respectively	222,125	197,431
Equity method and other investments	157,249	336,684
Long-term investments	40,966	33,660
Other long-term assets	246,520	261,731
Goodwill	7,545,095	7,375,216
	$17,480,103	$17,285,268
LIABILITIES AND EQUITY
Accounts payable	$696,148	$547,200
Other liabilities	893,024	934,145
Accrued compensation and benefits	793,478	800,484
Current portion of operating lease liabilities	425,484	410,411
Current portion of long-term debt	109,201	270,867
Income tax payable	24,359	10,303
Due to related party	199,940	—
Total current liabilities	3,141,634	2,973,410
Long-term operating lease liabilities	2,175,658	2,209,655
Long-term debt	10,163,988	9,175,903
Other long-term liabilities	83,516	169,588
Deferred income taxes	756,869	665,361
Total liabilities	16,321,665	15,193,917
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,532,166	1,695,483
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 68,549 shares issued and outstanding at December 31, 2025, and 90,369 and 80,536 shares issued and outstanding at December 31, 2024, respectively)	69	90
Additional paid-in capital	—	286,270
Accumulated (deficit) earnings	(328,428)	1,534,630
Treasury stock (zero and 9,833 shares, respectively)	(199,940)	(1,389,072)
Accumulated other comprehensive loss	(122,783)	(310,796)
Total DaVita Inc. shareholders' equity (deficit)	(651,082)	121,122
Noncontrolling interests not subject to put provisions	277,354	274,746
Total equity (deficit)	(373,728)	395,868
	$17,480,103	$17,285,268

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Year ended December 31, 2025
	December 31, 2025	September 30, 2025
1. Consolidated business metrics:
Operating margin	15.5%	14.8%	15.0%
Adjusted operating margin excluding certain items(1)	16.2%	15.1%	15.3%
General and administrative expenses as a percent of consolidated revenues(2)	13.0%	12.1%	12.3%
Effective income tax rate on income from continuing operations	20.0%	22.2%	21.8%
Effective income tax rate on income from continuing operations attributable to DaVita Inc.(1)	27.7%	31.3%	29.1%
Effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc.(1)	24.9%	27.9%	25.8%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$3,076	$2,980	$11,793
Other—Ancillary services
Integrated kidney care	190	94	542
Other U.S. ancillary	10	9	34
International dialysis patient service and other	367	352	1,346
	567	455	1,922
Eliminations	(23)	(15)	(72)
Total consolidated revenues	$3,620	$3,420	$13,643
Operating income (loss):
U.S. dialysis	$556	$530	$2,084
Other—Ancillary services
Integrated kidney care	46	(21)	22
Other U.S. ancillary	(4)	(4)	(18)
International	(4)	27	89
	37	1	92
Corporate administrative support expenses	(32)	(26)	(133)
Total consolidated operating income	$561	$506	$2,044

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Year ended December 31, 2025
	December 31, 2025	September 30, 2025
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$3,070	$2,974	$11,768
Other revenues	6	6	25
Total operating revenues	3,076	2,980	11,793
Operating expenses:
Patient care costs	2,031	1,981	7,854
General and administrative	336	322	1,253
Depreciation and amortization	163	156	633
Equity investment income	(10)	(10)	(32)
Total operating expenses	2,521	2,450	9,709
Segment operating income	$556	$530	$2,084
Reconciliation for non-GAAP measure:
Cybersecurity incident-related charges	—	12	25
Adjusted segment operating income(1)	$556	$542	$2,109
Metrics
Volume:
Treatments	7,264,520	7,242,725	28,733,980
Number of treatment days	79.3	79.0	313.0
Average treatments per day	91,608	91,680	91,802
Per day year-over-year change	(0.2)%	(1.5)%	(0.8)%
Number of normalized treatment days(3)	79.5	78.8	313.2
Average treatments per normalized day	91,378	91,913	91,743
Per normalized day year-over-year change	(0.7)%	(1.0)%	(0.9)%
Normalized year-over-year non-acquired treatment growth(4)	(0.6)%	(0.6)%
Operating net revenues:
Average patient service revenue per treatment	$422.60	$410.59	$409.56
Expenses:
Patient care costs per treatment	$279.60	$273.54	$273.34
General and administrative expenses per treatment	$46.28	$44.51	$43.62
Depreciation and amortization expense per treatment	$22.50	$21.57	$22.04
Accounts receivable:
Receivables	$1,610	$1,704
DSO	49	53

4. IKC metrics:
Patients per integrated care arrangement type:
Risk-based(5)	66,000	64,900
Other(5)	9,400	9,400
Annualized aggregate risk based spend(5)	$5,600	$5,500

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Year ended December 31, 2025
	December 31, 2025	September 30, 2025
5. Cash flow:
Operating cash flow	$541	$842	$1,887
Operating cash flow, last twelve months	$1,887	$1,893
Free cash flow(1)	$309	$604	$1,024
Free cash flow, last twelve months(1)	$1,024	$996
Capital expenditures:
Maintenance	$108	$119	$412
Development	$38	$47	$164
Acquisition expenditures	$(1)	$108	$117
Proceeds from sale of self-developed properties	$2	$8	$31

6. Debt and capital structure:
Total debt(6)	$10,345	$10,310
Net debt, net of cash and cash equivalents(6)	$9,668	$9,604
Leverage ratio(7)	3.26x	3.37x
Weighted average effective interest rate:
At end of the quarter	5.51%	5.70%
On the senior secured credit facilities at end of the quarter	6.00%	6.51%
Amount spent on share repurchases	$331	$465	$1,788
Number of shares repurchased	2,678	3,274	12,679
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules. Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
(2)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(3)Normalized treatment days reflect treatment days adjusted to normalize for the mix of days of the week in a given quarter.
(4)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(5)Integrated care metrics: The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as our SNPs), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss from value-based care (VBC) arrangements under which third-party medical costs are not included in our reported results. A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.
(6)The debt amounts as of December 31, 2025 and September 30, 2025 presented exclude approximately $71.4 and $62.8, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(7)This is a non-GAAP measure. See "Calculation of Leverage Ratio" in non-GAAP reconciliations.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
(dollars in millions)
Calculation of the Leverage Ratio
Under our amended senior secured credit facilities (the Amended Credit Agreement) dated November 24, 2025, the leverage ratio is defined as (a) all funded debt, minus unrestricted cash and cash equivalents (including short-term investments) divided by (b) "Consolidated EBITDA." Under our prior senior secured credit facilities, cash and cash equivalents used to calculate the leverage ratio were limited to $750. The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A-2 and revolving line of credit under the Amended Credit Agreement by establishing the margin over the base interest rate (SOFR plus credit spread adjustment) that is applicable. The calculation below is based on the last 12 months of "Consolidated EBITDA" and "Consolidated net debt" at the end of each reported period, each as defined in the credit agreement that was in effect at the end of each such period (the Applicable Credit Agreement). The calculation of "Consolidated EBITDA" below sets forth, among other things, certain pro forma adjustments described in the Applicable Credit Agreement, including, pro forma adjustments for acquisitions or divestitures that occurred during the period and certain projected net cost savings, expense reductions and cost synergies. These pro forma adjustments are determined according to specified criteria set forth in the Applicable Credit Agreement, and as a result, the total adjustments calculated may not be comparable to the Company's estimates for other purposes, including as operating performance measures. The Company's management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company's leverage ratio under the Applicable Credit Agreement and should not be evaluated for any other purpose. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company's calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	December 31, 2025	September 30, 2025
Net income from continuing operations attributable to DaVita Inc.	$722	$772
Income taxes	293	281
Interest expense	520	501
Depreciation and amortization	715	703
Net income attributable to noncontrolling interests	332	325
Stock-settled stock-based compensation	139	128
Debt extinguishment and modification costs	14	5
Gain on changes in ownership interests	—	(74)
Expected cost savings and expense reductions	12	14
Other	213	191
"Consolidated EBITDA"	$2,960	$2,844

	December 31, 2025	September 30, 2025
Total debt, excluding debt discount and other deferred financing costs(1)	$10,345	$10,310
Less: Cash and cash equivalents including short-term investments(2)	(696)	(732)
Consolidated net debt	$9,648	$9,577
Last twelve months "Consolidated EBITDA"	$2,960	$2,844
Leverage ratio	3.26x	3.37x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of December 31, 2025 and September 30, 2025 presented exclude approximately $71.4 and $62.8, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The senior secured credit facility prior to November 24, 2025 limited the amount deducted to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income and expense measures, the term "adjusted" refers to operating performance measures that exclude certain items such as, but not limited to, cybersecurity costs, impairment charges, (gain) loss on ownership changes, restructuring charges, accruals for legal matters, and debt extinguishment and modification costs; and (ii) the term "effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted operating income, adjusted net income from continuing operations attributable to DaVita Inc. and adjusted diluted net income per share from continuing operations attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests, development capital expenditures, and maintenance capital expenditures; plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Adjusted net income from continuing operations and adjusted diluted net income from continuing operations per share attributable to DaVita Inc.:

	Three months ended				Year ended
	December 31, 2025		September 30, 2025		December 31, 2025		December 31, 2024
	Dollars	Per share	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income from continuing operations attributable to DaVita Inc.	$209	$2.94	$150	$2.04	$722	$9.51	$936	$10.73
Cybersecurity incident-related charges(1)	—	—	12	0.16	25	0.33	—	—
Legal matter(2)	25	0.35	—	—	25	0.33	—	—
Gain on changes in ownership interests(3)	—	—	—	—	—	—	(109)	(1.25)
Other loss, net - Mozarc net loss(4)	8	0.11	26	0.35	34	0.44	—	—
Debt refinancing charges(5)	—	—	—	—	—	—	20	0.23
Income tax impact related to prior legal matter(6)	—	—	—	—	19	0.25	—	—
Related income tax	—	—	(3)	(0.04)	(6)	(0.08)	(2)	(0.02)
Adjusted net income from continuing operations attributable to DaVita Inc.	$242	$3.40	$185	$2.51	$818	$10.78	$845	$9.68
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.
Adjusted operating income:

	Three months ended December 31, 2025
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$556	$46	$(4)	$(4)	$37	$(32)	$561
Legal matter(2)	—	—	—	25	25	—	25
Adjusted operating income (loss)	$556	$46	$(4)	$21	$62	$(32)	$586
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Three months ended September 30, 2025
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$530	$(21)	$(4)	$27	$1	$(26)	$506
Cybersecurity incident-related charges(1)	12	—	—	—	—	—	12
Adjusted operating income (loss)	$542	$(21)	$(4)	$27	$1	$(26)	$517
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Year ended December 31, 2025
	U.S. dialysis	Ancillary services				Corporate administration	Consolidated
		U.S. IKC	U.S. Other	International	Total
Operating income (loss)	$2,084	$22	$(18)	$89	$92	$(133)	$2,044
Cybersecurity incident-related charges(1)	25	—	—	—	—	—	25
Legal matter(2)	—	—	—	25	25	—	25
Adjusted operating income (loss)	$2,109	$22	$(18)	$114	$117	$(133)	$2,094
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)

	Year ended December 31, 2024
	U.S. dialysis	Ancillary services				Corporate administration	Consolidated
		U.S. IKC	U.S. Other	International	Total
Operating income (loss)	$2,121	$(18)	$(26)	$127	$83	$(113)	$2,090
Gain on changes in ownership interests(3)	(35)	—	—	(74)	(74)	—	(109)
Adjusted operating income (loss)	$2,086	$(18)	$(26)	$52	$8	$(113)	$1,981
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers
Effective income tax rates:

	Three months ended		Year ended December 31, 2025
	December 31, 2025	September 30, 2025
Effective income tax rates on income from continuing operations attributable to DaVita Inc.:
Income from continuing operations before income taxes	$383	$309	$1,347
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(93)	(90)	(329)
Income from continuing operations before income taxes attributable to DaVita Inc.	$290	$219	$1,018
Income tax expense for continuing operations	$77	$69	$293
Income tax attributable to noncontrolling interests	4	—	3
Income tax expense from continuing operations attributable to DaVita Inc.	$80	$68	$296
Effective income tax rate on income from continuing operations attributable to DaVita Inc.	27.7%	31.3%	29.1%
Effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc.:
Income from continuing operations before income taxes	$383	$309	$1,347
Cybersecurity incident-related charges(1)	—	12	25
Legal matter(2)	25	—	25
Other loss, net - Mozarc net loss(4)	8	26	34
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(93)	(90)	(329)
Adjusted income from continuing operations before income taxes attributable to DaVita Inc.	$322	$256	$1,102
Income tax expense	$77	$69	$293
Plus income tax related to:
Cybersecurity incident-related charges(1)	—	3	6
Less income tax related to:
Income tax impact related to prior legal matter(6)	—	—	(19)
Taxes attributable to noncontrolling interests	4	—	3
Income tax on adjusted income from continuing operations attributable to DaVita Inc.	$80	$71	$284
Effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc.	24.9%	27.9%	25.8%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Free cash flow:

	Three months ended
	December 31, 2025	September 30, 2025	December 31, 2024
Net cash provided by operating activities	$541	$842	$548
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(92)	(82)	(108)
Contributions from noncontrolling interests	3	1	4
Maintenance capital expenditures(7)	(108)	(119)	(119)
Development capital expenditures(8)	(38)	(47)	(52)
Proceeds from sale of self-developed properties	2	8	7
Free cash flow	$309	$604	$281
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Twelve months ended
	December 31, 2025	September 30, 2025	December 31, 2024
Net cash provided by operating activities	$1,887	$1,893	$2,022
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(324)	(341)	(337)
Contributions from noncontrolling interests	7	8	14
Maintenance capital expenditures(7)	(412)	(423)	(394)
Development capital expenditures(8)	(164)	(178)	(162)
Proceeds from sale of self-developed properties	31	36	18
Free cash flow	$1,024	$996	$1,162
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)Represents charges recognized to work to remediate a cybersecurity incident and restore systems following the occurrence of the incident in the second quarter of 2025. We have excluded these charges from our non-GAAP metrics as we do not believe they are indicative of our ordinary results of operations.
(2)Represents an accrual for potential third-party judgment costs for certain legal matters. We have excluded this charge from our non-GAAP metrics because, among other things, we do not believe it is indicative of our ordinary results of operations because the charge is significant and may obscure analysis of underlying trends and financial performance of our current business.
(3)Represents non-cash gains recognized on the acquisitions of controlling financial interests in previously nonconsolidated partnerships during 2024. These gains were to mark our prior investments in these businesses to fair value before consolidation and to recognize related foreign currency gains from translation adjustments previously deferred in accumulated other comprehensive loss. Gains on changes in business ownership interests do not represent a normal and recurring requirement of operating our business or generating revenues and may obscure analysis of underlying trends and financial performance.
(4)Represents non-cash impairment and restructuring charges, net of a non-cash gain on remeasurement of contingent consideration, included in other losses related to our equity investment in Mozarc Medical Holding LLC (Mozarc). This net loss does not represent a normal and recurring cost of operating our business or generating returns from investments and may obscure analysis of underlying trends and financial performance.
(5)Represents the non-cash write-off of deferred financing costs and cash charges for creditor fees and third-party costs associated with the Company's senior secured credit agreement. Costs associated with refinancing the Company's debt are not indicative of normal debt expense and may obscure analysis of underlying trends and financial performance.
(6)Represents the write-down of a tax receivable related to a 2014 tax refund claim. The claim related to estimated tax expense associated with a legal matter previously presented as a non-GAAP adjustment. We have excluded this charge from our non-GAAP metrics because, among other things, we do not believe it is indicative of our ordinary results of operations because the charge is significant and may obscure analysis of underlying trends and financial performance of our current business.

(7)Maintenance capital expenditures represent capital expenditures to maintain the productive capacity of the business and include those made for investments in information technology, dialysis center renovations, capital asset replacements, and any other capital expenditures that are not development or acquisition expenditures.
(8)Development capital expenditures principally represent capital expenditures (other than acquisition expenditures) made to expand the productive capacity of the business and include those for new U.S. and international dialysis center developments, dialysis center expansions and relocations, and new or expanded contracted hospital operations.